Exhibit 99.2

MBIA Inc. 113 King Street Armonk, NY 10504 www.mbia.com
NEWS RELEASE

MBIA, Media: Willard Hill +1-914-765-3860

MBIA, Media: Elizabeth James +1-914-765-3889

MBIA, Investor Relations: Greg Diamond +1-914-765-3190

MBIA ISSUES LETTER TO OWNERS

ARMONK, N.Y. – February 19, 2008 – MBIA Inc. (NYSE:MBI):

Dear Owners:

Your board of directors recently approached me and asked if I would be willing to return to MBIA, to lead the company during this challenging time. I accepted their offer with great enthusiasm and I am thrilled to be back.

The rapid deterioration in the US residential real estate market, combined with a near total collapse in global liquidity for structured financial products, have presented MBIA with the most serious challenges in its 34-year history. Your board and senior management team have responded to these challenges with an unprecedented capital-raising plan for its insurance operations. More than $2.6 billion has been raised in the last 60 days under the most adverse capital markets conditions imaginable. A job well done!

Your directors emphasized to me that they were now seeking a leader with the vision to place MBIA in the strongest position to provide security for our policyholders and a fair return for our owners. I have seen the company from many vantage points. I was an original shareholder board member in 1986 when MBIA became a monoline. Since then, I have served as an independent director, as a management director, as your CEO for five years and as an outside owner (like you) for the past year. These different perspectives place me in a unique position to assess what has worked and what has not worked over the entire history of the company. They provide me with a rough outline of what I believe the company needs to do from this point forward.

My objectives in the days, weeks, months, and years ahead are very simple. Deal with the current turmoil and position MBIA to sell Triple-A financial guarantee insurance and pay claims (albeit at a lower rate) for at least another 34 years.

MBIA’s long history of credit underwriting has served us well in selecting risks that have met our credit and liquidity standards. We clearly increased our exposure to residential real estate at the wrong time, and have made some mistakes on individual credit underwriting decisions. Nevertheless, I expect MBIA’s ability to pay claims under a wide variety of adverse scenarios to stand up extremely well under this challenge. The steps your company has taken to raise additional capital strengthen that ability and they leave us in a very strong position no matter how the industry evolves.

In my view, the structure of the financial guarantee industry needs redesign. The major rating agencies bestow the valuable Triple-A rating on a limited number of firms after applying extremely stringent tests, similar to MBIA’s own capital analyses. These rating agency tests must conclude that a company has an extremely remote possibility of failing to satisfy all claims on its existing portfolio in a timely and fair basis to merit the Triple-A. I believe this part of the industry business model is working reasonably well.

Conversely, the industry now faces extreme challenges in its ability to raise capital, at attractive rates and in sufficient quantity, to maintain a Triple-A rating on the existing portfolio and sustain an adequate capital base to permit the writing of new policies in a stress environment. For the monoline industry to prosper going forward, I believe the business models must evolve to address the capital-raising challenges when, inevitably, they present themselves again in a different form at a future date.

To that end, you can expect that MBIA is looking at a wide variety of different approaches, working with our primary insurance regulators, the rating agencies and other financial market regulators, to guarantee that this industry and particularly MBIA, can play a vital yet manageable role in the capital markets.

On the governance front, a situation like this presents complicated challenges for your board to make careful compensation decisions on past performance and respond to the need to retain and motivate employees. To that end, I have asked the board to seek shareholder approval for my restricted stock award. I think the move to “say on pay” is an important one for the owners of public companies and we will be a leader on that front.

I ask for your support and guidance and anticipate speaking with many of you in the near future. We will do our best!

Sincerely,

Jay Brown

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This release contains statements about future results that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA’s control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has the following financial strength ratings: Triple-A from Fitch Ratings with ratings on Rating Watch Negative; Triple-A on CreditWatch with negative implications from Standard & Poor’s Ratings Services; and Triple-A on review for possible downgrade from Moody’s Investors Service. Please visit MBIA’s Web site at www.mbia.com.

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